For Immediate Release

Colombia Clean Power & Fuels, Inc. Names Energy Industry Veteran Barry Markowitz as Chairman and Expands Board of Directors

SAN RAFAEL, CALIFORNIA. March 8, 2011 – Colombia Clean Power & Fuels, Inc. (OTCBB: CCPF.OB), (the “Company” or “CCPF”) announced today that it has named Barry Markowitz as Chairman of its Board of Directors.  Mr. Markowitz has had a 40-year career in the energy industry.  In addition to serving as Chairman, Mr. Markowitz will lead a special board committee focused on refining and implementing the Company’s strategy for developing advanced coal processing facilities to be developed and operated in Colombia.

Mr. Markowitz retired in December 2004 after serving as President of DTE Energy Services, a sister company to Detroit Edison and a subsidiary of DTE Energy. While at DTE Energy Services, Mr. Markowitz helped to successfully acquire and integrate several businesses and executed major transactions with firms such as General Motors, DaimlerChrysler, Ford, Duke Energy, Kimberly Clark and US Steel.  Previously, Mr. Markowitz was a Vice President for the Bechtel Group of Companies, focusing on power industry engineering and construction. Mr. Markowitz served as a director of Earthfirst Technologies from September 2005 until March 2007 and presently serves as a Director of Raser Technologies, Inc., a publicly trade environmental energy technology company focused on geothermal power development and technology licensing, where he serves on the Audit, Nominating and Governance, and Compensation Committees.

Mr. Markowitz stated, “This is an exciting opportunity to be part of a Company dedicated to bringing new technologies and processes for coking coal and for creating cleaner energy and other value-added products from Colombia’s coal resources.  I look forward to guiding the Company as it prepares to develop sites, finalize engineering plans, engage major contractors and vendors, and commence construction of technological and environmental state-of-the-art plants and facilities.”

The Company also appointed William C. Gibbs to its Board of Directors.  Mr. Gibbs currently serves as the President and Chairman of GreenRiver Resources Corp., a company involved with applying new technologies to the extraction of oil from tar sands. He has over two decades of experience in all aspects of corporate management, with extensive experience with corporate mergers, acquisitions and finance. During his career, he has served on the Boards of Directors and as an executive officer of both public and private companies, and has structured and negotiated over $2 billion in financings and acquisitions. Mr. Gibbs also has extensive experience in out-sourcing agreements, operating agreements, management contracts, oil and gas leases and technology agreements.  Mr. Gibbs was also an equity partner with the law firm of Snell & Wilmer (the largest law firm in the southwest), specializing in private placements, public offerings and other financings, mergers and acquisitions. His legal experience also includes service as a Staff Attorney for the United States Securities and Exchange Commission, Washington, D.C.

Edward P. Mooney, the Company’s Chief Executive Officer, said, “With these two appointments to our Board of Directors, the Company has taken major stride enhance our senior executive leadership in areas such as project implementation, logistics, and major contract negotiations as well as strengthening our corporate governance in advance of entering the commercialization phase of our growth and development.”

About Colombia Clean Power & Fuels, Inc.

Colombia Clean Power & Fuels, Inc. (OTCBB: CCPF.OB) is developing coal mining, coal coking and clean coal technology operations in the Republic of Colombia.  The Company plans to build mines to produce both metallurgical coal and high-grade thermal coal and implement advanced coal technologies, such as coal gasification and coal-to-liquids, to produce metallurgical coke, urea, liquid fuels, power and other clean energy solutions.  Colombia is the world’s tenth largest producer and fourth largest exporter of coal, with an estimated 7 billion metric tons (“MT”) of recoverable reserves and 17 billion MT of potential reserves.

The Company’s current operations are focused on coal exploration and development activities. The Company has retained leading engineering and geological services firms in the U.S. and Colombia to conduct exploration work in selected concessions acquired to date and others under consideration for acquisition by the Company.  The Company’s team of executives, advisors and partners is comprised of experienced entrepreneurs and business professionals in the U.S., Colombia and China that have a breadth of experience in coal mining and clean coal technologies as well as substantial industry relationships.

For more information, visit www.ColombiaCleanPower.com

This release contains forward-looking statements regarding Colombia Clean Power & Fuels future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts, exploration efforts and the timeliness of development activities, fluctuations in coal and energy prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Colombia Clean Power & Fuels undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact: Daniel Carlson, Chief Financial Officer
Email:  dcarlson@colombiacleanpower.com
Telephone +1 (415) 460-1165
www.colombiacleanpower.com
SOURCE: Colombia Clean Power & Fuels, Inc.